Exhibit 10.55

August 29, 2002

Sharon Surrey - Barbari

2941 Belmont Wood Way

Belmont, CA  94002

Dear Sharon:

On behalf of InterMune, Inc. (the “Company”), we are pleased to offer you the position of Chief Financial Officer and Senior Vice President of Finance and Administration, reporting to me.

The terms of your employment will be as follows:

You will receive a base salary of $21,250.00 per month, paid on a semi-monthly basis. As a full-time employee of the Company, you will be eligible for the Company’s standard benefits package including medical and dental as well as the employee stock purchase program, 401K Retirement Plan and our Flexible Spending Plan.  Your position is exempt, and you will not be eligible for overtime.

You will be granted an option to purchase 150,000 shares of the Company’s common stock.  The grant will automatically be made on your first day of employment.  The exercise price will be the same as the closing price of the Company’s common stock on the Nasdaq Exchange on the day before your first day of employment.  Your right to exercise the shares of this option will be subject to a vesting schedule, such that 150,000 shares of your option will be fully vested at the end of four years completed employment. Your vesting will begin on your first day of your employment with us; however, it is subject to a one-year cliff. The terms and conditions of this option, including vesting, will be governed by an agreement that you will be required to sign.

In the event of termination of your employment with the Company other than for cause, you will be entitled to receive continuation of salary and benefits for six months following your termination date.  You will be entitled to continue all vesting with respect to the Company’s stock during such six-month period. In addition, subject to approval of the Board of Directors, in the event of a change in control of the Company’s ownership and a significant change in your responsibilities at the Company, 100% of the unvested shares subject to all of your outstanding options will fully vest.

As a condition of your employment, you will be required to provide proof of U.S. citizenship or that you are legally entitled to work in the United States, and to execute and be bound by the terms of the enclosed Proprietary Information and Inventions

Agreement.  In that regard, please be aware that Company policy prohibits all employees from bringing to the Company, or using in performance of their responsibilities at the Company, any confidential information, trade secrets, or proprietary material or processes of any previous employer.  Employment with the Company is at will, is not for any specific term and can be terminated by you or the Company at any time for any reason with or without cause.

This offer remains open through end of day, Monday, September 9, 2002.  Upon acceptance of this offer, the terms described in this letter and in the Proprietary Information and Inventions Agreement shall be the terms of your employment, superseding and terminating any other employment agreements or understandings with InterMune, whether written or oral.  Any additions or modifications of these terms must be in writing and signed by you and an officer of the Company.  Your anticipated start date will be determined by you and me at a later date.

Again, let me indicate how pleased we are to extend this offer, and how much we at InterMune look forward to working with you.  We anticipate that you will find this an exciting and challenging position in a dynamic and growing company.

Please accept this offer by signing and returning the enclosed duplicate original of this letter to me.  If you have any questions, please call me or Mireya Ono in the office.

Very truly yours,

/s/ W. Scott Harkonen

W. Scott Harkonen

President and CEO

UNDERSTOOD AND ACCEPTED:

/s/ Sharon Surrey-Barbari	9/6/02
Sharon Surrey - Barbari	Date